As filed with the Securities and Exchange Commission on November 6, 2007
Registration No. 333-132807

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

General Electric Capital Corporation
(Exact name of registrant as specified in its charter)

Delaware	13-1500700
(State of incorporation)	(IRS Employer Identification Number)

260 Long Ridge Road
Stamford, Connecticut 06927
(203) 357-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan M. Green, Esq.
General Counsel, Corporate Treasury
260 Long Ridge Road
Stamford, Connecticut 06927
(203) 357-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement as determined by market conditions.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is filed as a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be registered/ Proposed maximum offering price per unit/ Proposed maximum offering price/ Amount of registration fee (1)

Subordinated Debentures

(1)

An indeterminate aggregate initial offering price and amount of the securities of the identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of all of the registration fee. This registration statement includes an indeterminable amount of securities that may be offered or sold in market-making transactions by or through GE Capital Markets, Inc. or other affiliates of the Registrant, for which no filing fee is required pursuant to Rule 457(q) under the Securities Act.

EXPLANATORY NOTE: This Post Effective Amendment No. 2 to the Registration Statement (File No.333-132807) is being filed for the purpose of (i) registering Subordinated Debentures as an additional class of securities pursuant to Rule 413(b) under the Securities Act and filing a base prospectus relating to such additional securities, (ii) filing additional exhibits, including the Indenture under which such Subordinated Debentures are to be issued, and (iii) qualifying such Indenture under the Trust Indenture Act of 1939. The terms of any Subordinated Debentures issued pursuant to the Registration Statement will be as set forth in the applicable prospectus supplement to such base prospectus. No changes or additions are being made hereby to the existing base prospectus that already forms a part of the Registration Statement. Accordingly, such existing base prospectus is being omitted from this filing. This Post Effective Amendment No. 2 shall become effective immediately upon filing with the Securities and Exchange Commission.

PROSPECTUS

General Electric Capital Corporation

Subordinated Debentures

          General Electric Capital Corporation may offer from time to time subordinated debentures.

          We will provide specific terms of the securities in supplements to this prospectus. The securities may be offered as separate series or separate tranches within a series. You should read this prospectus and any prospectus supplement carefully before you invest.

          These securities have not been approved by the SEC or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

          We may sell these securities on a continuous or delayed basis directly to purchasers, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

          One or more of our affiliates may use this prospectus in a market-making transaction in any of the securities after their initial sale.

The date of this prospectus is November 6, 2007.

ABOUT THIS PROSPECTUS

          This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading “Where You Can Get More Information on GE Capital.”

          This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will file with the SEC a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Get More Information on GE Capital.”

          You should only rely on the information incorporated by reference or provided in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any State or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or the prospectus supplement is accurate as of any date other than their respective dates.

          Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “GE Capital,” “we,” “us” or “our,” or similar references, mean General Electric Capital Corporation.

WHERE YOU CAN GET MORE INFORMATION ON GE CAPITAL

          GE Capital files annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

          The SEC allows us to “incorporate by reference” into this prospectus the information in other documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

(i)	GE Capital’s Annual Report on Form 10-K for the year ended December 31, 2006;

(ii)	GE Capital’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

(iii)	GE Capital’s Current Reports on Form 8-K filed with the SEC on January 19, 2007 and September 21, 2007.

          You may request a copy of these filings at no cost. Requests should be directed to David P. Russell, Senior Counsel, Corporate Treasury and Assistant Secretary, General Electric Capital Corporation, 260 Long Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 357-4000.

2

EXPERTS

          The consolidated financial statements and schedule of GE Capital as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated herein by reference from GE Capital’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated by reference herein in reliance upon the report, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

          The report of KPMG LLP on the consolidated financial statements and schedule is dated February 9, 2007.

          The report of KPMG LLP on the consolidated financial statements and schedule refers to a change in 2006 in the method of accounting for pension and other postretirement benefits. The aforementioned report also expresses an opinion that GE Capital did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria in that GE Capital did not have adequately designed procedures to designate each hedged commercial paper transaction with the specificity required by Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities, as amended.

3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The following is a statement of the estimated expenses (other than underwriting compensation) to be incurred by GECC in connection with a distribution of the Subordinated Debentures registered under this registration statement.

Filing fee for Registration Statement	**

Accounting fees and expenses	* $	75,000

Trustees’ fees and expenses (including counsel fees)	* $	100,000

Blue Sky filing and counsel fees	* $	5,000

Printing and engraving fees	* $	100,000

Rating Agency fees	* $	650,000

Legal fees and expenses	* $	300,000

Miscellaneous	* $	5,000

*	Estimated, and subject to future contingencies.

**	Unknown because the filing fee is being deferred pursuant to Rule 456(b) and 457(r).

Item 15. Indemnification of Directors and Officers.

          Section 145 of the General Corporation Law of the State of Delaware provides that in certain circumstances a corporation may indemnify any person against the expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any action, suit or proceeding by reason of being or having been directors, officers, employees or agents of the corporation or serving or having served at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal proceedings, had no reasonable cause to believe such conduct was unlawful, except that if such action, suit or proceeding shall be by and in the right of the corporation no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation, unless and to the extent that the Court of Chancery of the State of Delaware or any other court in which the suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity. A corporation shall be required to indemnify against expenses (including attorney’s fees), actually and reasonably incurred, any director or officer who successfully defends any such actions. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

          The By-Laws of GECC provide that each person who at any time is or shall have been a director or officer of GECC or is a legal representative of such director or officer, or is or shall have been serving at the request of GECC as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise or nonprofit entity, who is or is threatened to be made a party or is otherwise involved in any action, suit or proceeding shall be held harmless to the fullest extent permitted by applicable law and shall be indemnified by GECC for expenses (including attorney’s fees) such person incurred in their defense in such proceedings as permitted by applicable law. The By-Laws of GECC also permit the indemnification of any other person not an officer or director of GECC that may be indemnified under applicable law.

          GECC is or will be a party to one or more underwriting or placement agreements with respect to debt securities issued under this registration statement which include provisions regarding the indemnification of GECC and its officers and directors by one or more underwriters or dealers against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

          The directors of GECC are insured under officers and directors liability insurance policies purchased by GE Company. The directors, officers and employees of GECC are also insured against fiduciary liabilities under the Employee Retirement Income Security Act of 1974.

Item 16. Exhibits.

Exhibit Number		Incorporated by Reference to Filings Indicated	Description

1.	—	To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference or by Post-Effective Amendment.	Form of Underwriting Agreement for Subordinated Debentures.

4(a)			Indenture for Subordinated Debentures dated September 1, 2006 between GECC and The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.).

(b)	—	To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference or by Post-Effective Amendment.	Form of Subordinated Debenture.

(c)

Letter of Senior Vice President and Chief Financial Officer of General Electric Company to GECC dated September 15, 2006 with respect to returning dividends, distributions or other payments to GECC in certain circumstances described in the Indenture for Subordinated Debentures dated September 1, 2006 between GECC and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.).

5			Opinion and consent of Alan M. Green, General Counsel, Corporate Treasury and Assistant Secretary of GECC.

8	—	To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference or by Post-Effective Amendment.	Opinion and consent of Cahill Gordon & Reindel LLP, Special Tax Counsel to GECC.

12(a)	—	Exhibit 12 to GECC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (File No.1-6461).	Computation of ratio of earnings to fixed charges.

23(a)			Consent of KPMG LLP.

23(b)			Consent of Alan M. Green is included in his opinion referred to in Exhibit 5 above.

23(c)			Consent of Cahill Gordon & Reindel LLP, Special Tax Counsel to GECC, is included in their opinion referred to in Exhibit 8 above.

24			Power of Attorney.*

25			T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, in respect of the Indenture for Subordinated Debentures filed as an exhibit to this Registration Statement.

*	Previously filed as an exhibit to this Registration Statement.

Item 17. Undertakings.

          (a) The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement; (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in that prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant, General Electric Capital Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 6th day of November, 2007.

GENERAL ELECTRIC CAPITAL CORPORATION

By	/s/ KATHRYN A. CASSIDY

Kathryn A. Cassidy
(Senior Vice President-Corporate Treasury and Global
Funding Operation and Director)

          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* JEFFREY R. IMMELT	Chief Executive Officer and Director

(Jeffrey R. Immelt)

* KEITH S. SHERIN	Chief Executive Officer and Director
(Principal Financial Officer)
(Keith S. Sherin)

/s/ KATHRYN A. CASSIDY	Senior Vice President—Corporate
Treasury and Global Funding
(Kathryn A. Cassidy)	Operation and Director

* CHARLES E. ALEXANDER	Director

(Charles E. Alexander)

Director

(Jeffrey S. Bornstein)

* JAMES A. COLICA	Director

(James A. Colica)

* PAMELA DALEY	Director

(Pamela Daley)

* BRACKETT B. DENNISTON	Director

(Brackett B. Denniston)

Director

(James W. Ireland)

Director

(John Krenicki, Jr.)

November 6, 2007

	Signature	Title	Date

	* MICHAEL A. NEAL	Director

(Michael A. Neal)

	* DAVID R. NISSEN	Director

(David R. Nissen)

Director

(Ronald R. Pressman)

Director

(Deborah M. Reif)

	* JOHN G. RICE	Director

(John G. Rice)

	* JOHN M. SAMUELS	Director

(John M. Samuels)

Director

(Lloyd G. Trotter)

	* ROBERT C. WRIGHT	Director

(Robert C. Wright)

	* PHILIP D. AMEEN	Senior Vice President and Controller
(Principal Accounting Officer)
(Philip D. Ameen)

By:	/s/ KATHRYN A. CASSIDY

(Kathryn A. Cassidy)

*	AS ATTORNEY-IN-FACT FOR THE INDIVIDUALS NOTED ABOVE WITH AN ASTERISK REPRESENTING A MAJORITY OF THE BOARD OF DIRECTORS	November 6, 2007